Exhibit 99.1

Press Release	Source: Global ePoint, Inc.

Global ePoint Announces Second Quarter Results

Monday August 22, 7:50 am ET

Second Quarter Revenue Increases 13%

Company Has Record Current Backlog of $18 Million

CITY OF INDUSTRY, Calif.—(BUSINESS WIRE)—Aug. 22, 2005—Global ePoint, Inc. (NASDAQ: GEPT - News), a developer of innovative security solutions for the aviation, homeland security and law enforcement markets, announced today second quarter results for the period ended June 30, 2005. The financial results include operations from the Company’s Digital Technology, Aviation and Contract Manufacturing operations.

The Company reported revenue of $5.2 million compared to the same period in 2004 when Global ePoint had revenue of $4.6 million. Higher sales of security products, as well as an increase in revenue from its contract manufacturing division, contributed to the increase in sales. The Company currently has a backlog of orders of $18 million, the highest in its history. Most of the backlog is expected to be realized as revenue during the second half of the year.

The Company’s continued investment in research and development and sales, marketing and infrastructure costs related to the recently launched Perpetual Digital product line and the Aviation division resulted in a net loss of $1.8 million in the second quarter of 2005, compared to a net loss of $1.5 million for the 2004 second quarter. Global ePoint had a net loss applicable to common stockholders of $(2.7) million or $(0.22) per share, compared to a net loss applicable to common stockholders of $(1.5) million or $(0.13) per share for the same period in 2004. The 2005 net loss applicable to common stockholders is inclusive of the net loss and a non-cash dividend on preferred stock of $880,000.

For the six months ended June 30, 2005, Global ePoint had revenue of $10.7 million, compared to $9.0 million in the first six months of fiscal 2004. The increase in revenue was due to higher revenue from the Company’s Perpetual Digital and Aviation businesses, along with higher contract manufacturing revenue.

Increased costs for research and development and higher sales, marketing and infrastructure costs related to the Perpetual Digital product line and the Aviation division resulted in a net loss of $3.5 million for the first six months of fiscal 2005, compared to $1.8 million for the same period in fiscal 2004. The Company had a net loss applicable to common stockholders of $(4.9) million, or $(0.39) per share, compared to a net loss applicable to common stockholders of $(1.8) million, or ($0.17) per share for the six months ended June 30, 2004. The 2005 net loss applicable to common stockholders is inclusive of the net loss and a non-cash dividend on preferred stock of $1.4 million.

“During the second quarter, we continued to make the transition from lower margin contract manufacturing sales to higher margin state-of-the-art security products,” said Toresa Lou, Global ePoint’s Chief Executive Officer. “Recently, this has begun to yield tangible results, as our AirWorks and Perpetual business units have received several significant new contracts, from which we will recognize significant revenue during the second half of the year. The recent bombings in London highlight the need for video as a key component in homeland security. We believe there exists numerous opportunities for growth in our video surveillance product lines, which have broad applicability across a range of industries including financial, law enforcement, hospitality and aviation. Finally, we continue to focus on completing the acquisition of Astrophysics and further expanding our portfolio of security-related products.”

Some of the recent highlights include:

•	New products. The Company introduced Mass Transportation System (MTS), a new digital video security solution targeting the Mass Transportation marketplace. The MTS is a modified version of its Aviation Division’s highly successful Cockpit Door Surveillance System (CDSS). The MTS is designed to monitor the activity of passengers aboard any form of mass transportation and to provide security personnel with live video and the ability to archive 720 hours of recorded data.

•	Growing orders for AirWorks, the Company’s Aviation Division. AirWorks was awarded a $7.3 million contract by Avianca Airlines, a leading South American airline, to purchase a variety of aviation related equipment and services, including the CDSS, In Flight Entertainment systems, the Electronic Flight Bag/Class I, In-Seat Laptop Computer Power Systems and various cabin refurbishment for Avianca’s fleet of Boeing 767, 757 and MD-83 aircraft. The Airline has already placed the initial orders under the agreement. The suite of products and services are expected to enhance airline security and lower fuel consumption.

•	First sale of Perpetual Digital’s video surveillance system to a law enforcement agency. A California Police Department placed the order for the Company’s Perpetual Digital division’s video surveillance systems. The Digital Video Recorder system includes indoor and outdoor surveillance cameras, and Perpetual Digital’s BridgeMax video archival system.

•	First sale of Perpetual Digital’s video surveillance system to the hospitality industry. A leading fast-food restaurant chain, with over 100 locations, placed an order for Perpetual Digital’s Embedded Digital Video Recorder systems and Surveillance Cameras.

•	Growing sales of Perpetual Digital’s video surveillance system for the financial services industry. A major financial services institution placed a reorder for the Perpetual video surveillance system for its check processing centers, a highly sensitive area of operations for them. The Perpetual Digital systems had to meet stringent government and corporate security specifications before being approved for the surveillance project.

•	New orders for video surveillance equipment. Thomas Cook Airlines UK, a worldwide charter vacation provider, placed an order to expand its current CDSS to include Digital Video Recording. Thomas Cook has been flying the AirWorks CDSS system since early 2003 on its fleet of seventeen 757’s, six A320’s and two A330’s. AirWorks has begun installation of the system on the Thomas Cook A330 fleet.

•	Significant order for Company’s Contract Manufacturing Division. The Division recently received a $5 million personal computer subcontract order from Avatar Technologies for a major Mexican retailer.

“We believe these recent contract announcements demonstrate that our businesses have begun to gain momentum,” added Ms. Lou. “We expect, as demand for our innovative security solutions increases, that we will generate strong revenue growth throughout the balance of the year.”

About Global ePoint, Inc.

Global ePoint’s growth catalyst, through its wholly-owned subsidiaries, is the design, manufacturing, sales and distribution of digital video surveillance systems for the law enforcement, military, aviation and homeland security markets. On the cutting edge of digital technology and seeking to expand its product line, Global ePoint is developing new compression technologies and next-generation, secure network digital video systems and servers for a wide range of new markets, concentrating primarily on security and homeland defense applications. As a solid recurring revenue stream, the Company also manufactures customized computing systems for industrial, business and consumer markets, as well as other specialized electronic products and systems. Complete vertical integration — from design and manufacturing to sales and distribution — allows the Company to capture efficiencies and maintain cost advantages in these growing markets, particularly homeland security. For more information, please visit http://www.globalepoint.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the integration of the Company’s recently acquired operations; market acceptance of the Company’s products; delays in the introduction of new products; production and/or quality control problems; further approvals of regulatory authorities and the denial, suspension or revocation of certifications and licenses by governmental authorities; and the Company’s ability to obtain capital as and when needed. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

GLOBAL EPOINT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(UNAUDITED)

AS OF JUNE 30, 2005

(Thousands of dollars, except per share amounts)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,589
Accounts receivable, net	2,394
Accounts receivable - related parties	5,943
Inventory	4,204
Other current assets	368

Total current assets	14,498

Property, plant and equipment, net	777
Card dispensing equipment and related parts	885
Goodwill	6,328
Other intangibles	1,386
Deposits and other assets	1,666

Total other assets	11,042

Total assets	$25,540

Liabilities and Stockholders’ equity
Current Liabilities:
Accounts payable	$1,846
Accounts payable - related parties	8,823
Accrued expenses	558
Customer deposits	112
Due to stockholder	145
Loan payable	1,757

Total current liabilities	13,241

STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 2,000,000 shares authorized
Series A Preferred stock 55,000 shares issued, 24,000 shares outstanding, aggregate liquidation preference $5,500,000	1,886
Series B Preferred stock 15,000 shares issued, 15,000 shares outstanding, aggregate liquidation preference $1,500,000	1,025
Series C Preferred stock 1,250,004 shares issued, 1,250,004 shares outstanding, aggregate liquidation preference $3,500,000	2,451
Common stock, $.03 par value, 50,000,000 shares authorized and 12,513,649 shares issued and outstanding	375
Paid-in capital	14,579
Accumulated deficit	(8,017)

Total stockholders’ equity	12,299

Total liabilities and stockholders’ equity	$25,540

GLOBAL EPOINT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Thousands of dollars, except

per share amounts)

	For the three months ended		For the six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net sales	$5,176	$4,553	$10,652	$8,982
Cost of sales	4,369	3,586	8,680	6,940

Gross profit	807	967	1,972	2,042

Operating Expenses:
Selling and marketing	758	668	1,632	1,088
General and administrative	1,386	1,441	2,953	2,343
Research and development	403	255	681	506
Depreciation and amortization	100	46	197	63

Total operating expenses	2,647	2,410	5,463	4,000

Loss from operations	(1,840)	(1,443)	(3,491)	(1,958)
Other income (expense)	11	(16)	3	137

Loss before income tax provision	(1,829)	(1,459)	(3,488)	(1,821)
Income tax provision	13	—	13	—

Net Loss	(1,842)	(1,459)	(3,501)	(1,821)
Preferred Stock dividend	(880)	—	(1,372)	—

Net Loss applicable to common Stockholders	$(2,722)	$(1,459)	$(4,873)	$(1,821)

Loss per share – basic	$(0.22)	$(0.13)	$(0.39)	$(0.17)

Loss per share – fully diluted	$(0.22)	$(0.13)	$(0.39)	$(0.17)

Weighted average shares and share equivalents	12,478	10,848	12,357	10,844

Contact:

Global ePoint, Inc.

John Price, 909-869-1688, ext. 307

jprice@globalepoint.com

or

CEOcast, Inc. for Global ePoint

Ed Lewis, 212-732-4300

elewis@ceocast.com